Exhibit 99.1

Timberland Reports Third-Quarter 2009 Results

STRATHAM, N.H.--(BUSINESS WIRE)--October 29, 2009--The Timberland Company (NYSE: TBL) today reported third-quarter 2009 net income of $37.8 million and diluted earnings per share of $0.68. These results compare to third-quarter 2008 net income of $30.7 million and diluted earnings per share of $0.52.

Third-Quarter 2009 Results Summary:

  Revenue remained relatively flat at $421.8 million compared to the prior year but was up 1.7% on a constant dollar basis, reflecting strong growth in the boots business in Europe and SmartWool® brand offset by declines in casual footwear and Timberland® brand apparel. Foreign exchange rate changes decreased third-quarter 2009 revenue by approximately $9 million due to the strength of the U.S. dollar relative to the British Pound and the Euro versus last year.
  North America revenue increased 2.0% to $188.2 million, reflecting strong growth in the kids’ boot business and in the SmartWool® brand. Europe revenue decreased 2.3% to $195.2 million but increased 3.3% on a constant dollar basis. European results reflect strong increases in the boots business across all categories which partially offset declines in the casual and apparel businesses. Asia revenue decreased 2.3% to $38.3 million, and decreased 9.1% on a constant dollar basis, driven by declines in casual footwear and apparel, partially offset by strengthening of the men’s and kids’ boots businesses.
  Global footwear revenue increased 1.8% to $319.1 million, primarily due to strength in the boots business across all markets. Apparel and accessories revenue decreased 6.7% to $95.8 million, due to softness across all regions.
  Global wholesale revenue was relatively flat at $342.2 million. Worldwide consumer direct revenue decreased 4.2% to $79.5 million, reflecting the adverse impact of foreign exchange and weakness in the North America outlet stores.

  Operating income for the third quarter of 2009 was $58.5 million, compared to operating income of $53.2 million in the prior year period. In the quarter, foreign exchange rate changes decreased operating income by approximately $7 million.
  In the third quarter of 2009, the effective tax rate was 38.2%. For the full-year 2009, the Company anticipates that its effective tax rate will be approximately 28.5%.
  In connection with its stock buyback program, the Company repurchased approximately 755 thousand shares in the third quarter of 2009 at a cost of approximately $10 million.
  The Company ended the quarter with $112.9 million in cash and no debt. Inventory at quarter end was $201.7 million, down 7.8% versus 2008 third-quarter levels, reflecting the Company’s continued focus on maintaining clean inventory levels. Accounts receivable increased 1.1% to $270.3 million, compared to the prior year.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “I am optimistic about what I am seeing this fall. Our product is better than ever, our marketing is loud and distinct and our team is focused and energized by the progress we have made against our strategic initiatives. We are finding new and unique ways to link commerce and justice with products like our Earthkeepers™ line and with marketing initiatives like Timberland PRO’s “Stay On Your Feet” campaign, dedicated to supporting workers with the highest quality footwear for their trade and, in addition, helping them stay on their feet by providing online job search capabilities. Given the overall economic conditions, we have a lot to feel good about but realize we still have hard work ahead of us before the Timberland® brand and enterprise has reached its full potential.”

Note that comments made by the Company and Mr. Swartz are based on current expectations. These comments may be forward-looking, and actual results may differ materially.

As previously announced, the Company will be hosting a conference call to discuss third-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 80626074. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release may be forward looking or “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding Timberland’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause Timberland’s results to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on October 29, 2009.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	October 2, 2009	December 31, 2008	September 26, 2008
Assets
Current assets
Cash and equivalents	$112,851	$217,189	$62,686
Accounts receivable, net	270,272	168,666	267,246
Inventory, net	201,733	179,688	218,884
Prepaid expense	32,919	37,139	41,465
Prepaid income taxes	18,287	16,687	21,190
Deferred income taxes	23,512	23,425	21,826
Derivative assets	839	7,109	4,365
Total current assets	660,413	649,903	637,662

Property, plant and equipment, net	70,664	78,526	80,225
Deferred income taxes	13,825	18,528	20,132
Goodwill and intangible assets, net	90,301	91,866	95,828
Other assets, net	15,161	10,576	11,670

Total assets	$850,364	$849,399	$845,517

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$89,681	$96,901	$94,834
Accrued expense and other current liabilities	118,734	112,090	112,005
Income taxes payable	18,224	20,697	23,529
Derivative liabilities	3,994	2,386	1,724
Total current liabilities	230,633	232,074	232,092

Other long-term liabilities	36,146	40,787	41,774

Stockholders’ equity	583,585	576,538	571,651

Total liabilities and stockholders’ equity	$850,364	$849,399	$845,517

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Nine Months Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008
Revenue	$421,766	$423,606	$898,116	$973,924
Cost of goods sold	227,254	226,595	491,407	527,109

Gross profit	194,512	197,011	406,709	446,815

Operating expense
Selling	107,314	114,100	284,609	315,539
General and administrative	28,805	29,486	81,118	83,713
Impairment of intangible asset	-	-	925	-
Restructuring and related costs	(88)	185	(209)	1,054
Total operating expense	136,031	143,771	366,443	400,306

Operating income	58,481	53,240	40,266	46,509

Other income/(expense)
Interest income, net	(11)	336	490	1,680
Other income/(expense), net	2,626	(2,454)	3,629	2,929
Total other income/(expense), net	2,615	(2,118)	4,119	4,609

Income before provision for income taxes	61,096	51,122	44,385	51,118

Provision for income taxes	23,339	20,464	9,995	21,350

Net income	$37,757	$30,658	$34,390	$29,768

Earnings per share
Basic	$0.68	$0.53	$0.61	$0.51
Diluted	$0.68	$0.52	$0.61	$0.50
Weighted-average shares outstanding
Basic	55,744	58,078	56,385	58,868
Diluted	55,908	58,471	56,692	59,271

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Nine Months Ended
	October 2, 2009	September 26, 2008
Cash flows from operating activities:
Net income	$34,390	$29,768
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	5,041	2,420
Share-based compensation	4,163	6,225
Depreciation and other amortization	21,582	24,239
Provision for losses on accounts receivable	4,180	4,517
Provision for intangible asset impairment	925	-
Tax expense from share-based compensation, net of excess benefit	(1,804)	(1,161)
Unrealized loss/(gain) on derivatives	554	(268)
Other non-cash charges, net	930	964
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(103,264)	(82,671)
Inventory	(18,891)	(17,063)
Prepaid expense and other assets	1,265	401
Accounts payable	(8,099)	9,009
Accrued expense	5,263	756
Prepaid income taxes	(1,600)	(3,829)
Income taxes payable	(7,208)	8,413
Other liabilities	(175)	(3,239)
Net cash used by operating activities	(62,748)	(21,519)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(1,554)	-
Additions to property, plant and equipment	(11,078)	(15,313)
Other	(601)	3,627
Net cash used by investing activities	(13,233)	(11,686)

Cash flows from financing activities:
Common stock repurchases	(29,285)	(45,081)
Issuance of common stock	1,373	1,407
Excess tax benefit from stock option and employee stock purchase plans	136	179
Other	(1,248)	-
Net cash used by financing activities	(29,024)	(43,495)

Effect of exchange rate changes on cash and equivalents	667	(3,888)

Net decrease in cash and equivalents	(104,338)	(80,588)
Cash and equivalents at beginning of period	217,189	143,274
Cash and equivalents at end of period	$112,851	$62,686

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	October 2, 2009	September 26, 2008	% Change	October 2, 2009	September 26, 2008	% Change

Revenue by Segment:
North America	$188,247	$184,516	2.0%	$394,419	$421,807	-6.5%
Europe	195,244	199,933	-2.3%	400,913	443,406	-9.6%
Asia	38,275	39,157	-2.3%	102,784	108,711	-5.5%
Total Revenue	$421,766	$423,606	-0.4%	$898,116	$973,924	-7.8%

Revenue by Product:
Footwear	$319,145	$313,544	1.8%	$657,739	$693,094	-5.1%
Apparel and Accessories	95,824	102,678	-6.7%	221,729	263,244	-15.8%
Royalty and Other	6,797	7,384	-7.9%	18,648	17,586	6.0%

Revenue by Channel:
Wholesale	$342,231	$340,608	0.5%	$669,273	$732,206	-8.6%
Consumer Direct	79,535	82,998	-4.2%	228,843	241,718	-5.3%

Comparable Store Sales:
Domestic Retail	-14.6%	-13.8%		-11.1%	-7.4%
Global Retail	-6.6%	-6.4%		-3.6%	-0.9%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	October 2, 2009		October 2, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($1,840)	-0.4%	($75,808)	-7.8%
Decrease due to foreign exchange rate changes	(9,005)	-2.1%	(41,776)	-4.3%
Revenue increase/(decrease) in constant dollars	$7,165	1.7%	($34,032)	-3.5%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	October 2, 2009		October 2, 2009
	$ Change	% Change	$ Change	% Change
Revenue increase/(decrease) (GAAP)	$3,731	2.0%	($27,388)	-6.5%
Decrease due to foreign exchange rate changes	(343)	-0.2%	(1,686)	-0.4%
Revenue increase/(decrease) in constant dollars	$4,074	2.2%	($25,702)	-6.1%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	October 2, 2009		October 2, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($4,689)	-2.3%	($42,493)	-9.6%
Decrease due to foreign exchange rate changes	(11,328)	-5.6%	(44,334)	-10.0%
Revenue increase in constant dollars	$6,639	3.3%	$1,841	0.4%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Nine Months Ended
	October 2, 2009		October 2, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($882)	-2.3%	($5,927)	-5.5%
Increase due to foreign exchange rate changes	2,666	6.8%	4,244	3.9%
Revenue decrease in constant dollars	($3,548)	-9.1%	($10,171)	-9.4%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations